June 27, 2009

The Small Business Company
1380 Willow Street
San Diego, CA 92106
Attn: David Larson, President

Dear Dave -

Due to my mounting commitments as a Wisconsin State Representative and as the President of Aurora Associates International, I must tender my resignation as a director on the Board of The Small Business Company effective immediately. Thank you for the opportunity to serve the past few years and I hope the Company all the best as it moves forward.

Sincerely,

Peter Barca